EXHIBIT 99.1

FIRST AMENDMENT TO THE

STEPAN COMPANY

DIRECTORS DEFERRED COMPENSATION PLAN

RESTATED AS NOVEMBER 3, 1992

THIS FIRST AMENDMENT to the STEPAN COMPANY DIRECTORS DEFERRED COMPENSATION PLAN RESTATED AS NOVEMBER 3, 1992, (the “Plan”), is hereby adopted by STEPAN COMPANY (the “Company”), effective as of February 14, 2006.

WHEREAS, pursuant to Section 3 of the Plan, the Board of Directors of the Company (the “Board”) shall have full authority to interpret the Plan, to prescribe, amend, and rescind rules and regulations pertaining to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan; and

WHEREAS, the Board desires to amend the Plan to allow the Board to amend the Subaccounts available under the Plan; and

WHEREAS, the Board desires to amend the Plan to delete the restriction that a participating director shall not at any time have more than two Subaccounts under the Plan; and

WHEREAS, the Board desires to amend the Plan to increase the number of times the participating director is allowed to make investment changes to his respective Subaccounts; and

WHEREAS, the Board desires to add a section to the Plan to allow for the non-elective grant to non-employee directors of an annual stock award of $15,000.

NOW, THEREFORE, the Plan is hereby amended as follows, as of the date set forth above.

1.	Section 6 of the Plan (Deferral) is hereby amended in its entirety to read as follows:

“Upon signing a Directors Deferred Compensation Agreement and at the participating director’s election made prior to the beginning of the year for which the compensation of the participating director is earned, such compensation shall be deferred. The participating director’s compensation shall be credited quarterly to a Deferred Compensation Account maintained in his name. The participating director may elect, in accordance with the following provisions of the Plan, to have his Deferred Compensation Account credited to one or more of the following Subaccounts maintained in his name:

A. Directors Common Stock Subaccount which shall be adjusted as it is invested in Stepan Company Common Stock,

B. Directors Deferred Interest Account which shall be adjusted based upon the interest rate payable on 10 year treasury bonds (such rate to be reset for each calendar year based upon the rate in effect on the first day of the year),

C. Directors Deferred Money Market Account which shall be adjusted as it is invested in the Kemper Government Money Market Fund,

D. Directors Deferred Intermediate Bond Equivalent Fund which shall be adjusted as it is invested in the Fidelity Intermediate Bond Fund,

E. Directors Deferred Fidelity Puritan Fund which shall be adjusted as it is invested in the Fidelity Puritan Fund,

F. Directors Deferred Fidelity Contrafund which shall be adjusted as it is invested in the Fidelity Contrafund, or

G. Directors Deferred Fidelity Magellan Fund which shall be adjusted as it is invested in the Fidelity Magellan Fund.

The Subaccounts available in which a participating director may choose to defer shall be at the Board’s discretion and may be amended from time to time, provided however, that the Plan shall consist of at least four (4) Subaccounts, one (1) of which shall be Stepan Company Common Stock. A participating director shall elect the Subaccount or Subaccounts to which his deferred compensation shall be credited at such time as he enters into a Directors Deferred Compensation Agreement, and may change such election as provided for in Section 7 herein. Each Subaccount shall be adjusted daily to reflect the changes in value which result from gains, losses, income and expenses.”

2.	Section 7 of the Plan (Investment Changes) is hereby amended in its entirety to read as follows:

“At any time, by giving written notice to the Company Secretary, a participating director may transfer amounts between Subaccounts. No amount which is initially transferred to the Directors Common Stock Subaccount may be transferred back to the Directors Common Stock Subaccount.”

3.	The Plan is hereby amended by adding a new Section 9, immediately after Section 8, to read as follows:

“9. Stock Award:

A.	Notwithstanding any provision in the Plan, commencing at the Company’s February 2006 Compensation and Development Committee meeting and at every February Compensation and Development Committee meeting thereafter, each non-employee director shall be credited a Stock Award to his Directors Common Stock Subaccount in the amount of $15,000 (“Stock Award”).

B.	The number of shares credited for the Stock Award shall be determined by dividing $15,000 by the average of the opening and closing price of Stepan Company Common Stock on the day of the grant of the Stock Award.

C.	No transfer of any Stock Award to any other Subaccount shall be allowed at any time.

D.	Notwithstanding Section 8 of the Plan, the Stock Award shall be payable to the non-employee director upon termination of service on the Board, in a single lump sum payment, and shall be made only in shares of Stepan Company Common Stock.”

IN WITNESS WHEREOF, this First Amendment to the Plan is hereby executed by the Board as of the 14th day of February 2006.

3